Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Bank USA, as Buyer

and

Encore Credit Corp., as a Seller

and

ECC Capital Corporation, as a Seller

and

Bravo Credit Corporation, as a Seller

Dated as of February 14, 2005

-i-

-ii-

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

SCHEDULE 2	Existing Indebtedness

EXHIBIT I	Form of Confirmation Letter

EXHIBIT II	Form of Opinion Letter

EXHIBIT III	UCC Filing Jurisdictions

EXHIBIT IV	Form of Account Agreement

EXHIBIT V	Mortgage Loan Schedule Fields

EXHIBIT VI	Mortgage File Documents

EXHIBIT VII	Underwriting Guidelines

EXHIBIT VIII	Seller’s Officer’s Certificate

EXHIBIT IX	Form of Servicer Notice

EXHIBIT X	Authorized Representatives

EXHIBIT XI	Responsible Officers

EXHIBIT XII	Form of Section 7 Certificate

-iii-

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of February 14, 2005, between ENCORE CREDIT CORP., a California corporation (“Encore” and a “Seller”), ECC Capital Corporation, a Maryland corporation (“ECC” and a “Seller”), Bravo Credit Corporation, a California corporation (“Bravo” and a “Seller”, and together with Encore and ECC, collectively, the “Sellers”) and MERRILL LYNCH BANK USA, a Utah industrial loan corporation (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the respective Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Sellers such Mortgage Loans at a date certain after the related Purchase Date, against the transfer of funds by the Sellers. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Agreement” shall mean a letter agreement between any one or more of the Sellers, the Buyer, and a depository institution acceptable to Buyer in its sole discretion substantially in the form of Exhibit IV attached hereto as the same may be amended from time to time.

“Actual Purchase Price” shall have the meaning specified in Section 3(b)(vii)(A).

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Sellers to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” shall mean a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 120 days but not greater than 180 days.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning specified in Section 21 hereof.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Authorized Representative of the respective Seller listed on Exhibit X hereto, as such Exhibit X may be amended from time to time.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Bravo” shall mean Bravo Credit Corporation, its permitted successors and assigns.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or California or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Merrill Lynch Bank USA, its successors in interest and assigns and, with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(a) Prior to the REIT Event:

(i) any transaction or event as a result of which Steve Holder and Shabi Asghar cease together to own, directly or indirectly at least 51% of the stock of each Seller;

(ii) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(iii) the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization;

(b) On and after the REIT Event:

(i) any transaction or event as a result of which the Seller that becomes a REIT ceases to own, directly or indirectly 100% of the stock of any other Seller;

(ii) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(iii) the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization;

provided, that in no event shall the REIT Event be deemed a Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by a financial institution acceptable to Buyer subject to an Account Agreement, into which all Income shall be deposited after the occurrence of a Default or an Event of Default.

“Combined Loan to Value Ratio” or “CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

“Committed Mortgage Loan” shall mean a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 30 days from the original Due Date for such Monthly Payment.

“Disbursement Account” shall mean the account established by the Disbursement Agent subject to the Disbursement Agreement, into which the Purchase Price for the Purchased Mortgage Loans that are Wet-Ink Mortgage Loans shall be deposited.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, its successor or assigns.

“Disbursement Agreement” shall mean that certain Disbursement Agreement by and among the Disbursement Agent, the Sellers and the Buyer, dated as of the date hereof as the same may be amended from time to time, setting forth the terms pursuant to which the Disbursement Agent shall disburse funds related to Wet-Ink Mortgage Loans from the Disbursement Account.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Costs” shall have the meaning set forth in Section 27 hereof.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“ECC” shall mean ECC Capital Corporation, its permitted successors and assigns.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“Encore” shall mean Encore Credit Corp., its permitted successors and assigns.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Estimated Purchase Price” shall have the meaning set forth in Section 3(b) hereof.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within thirty (30) days of its filing; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become insolvent.

“Event of Termination” shall, with respect to any Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of any Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning specified in Section 7(e).

“Expenses” shall mean all present and future expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.

“Financial Statements” shall mean the consolidated financial statements of the Sellers prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Grant Thornton LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Ground Lease” shall mean the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law whose subject is predatory or abusive lending practices (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Interest Only Adjustment Date” shall mean, with respect to each Interest Only Loan, the date specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” shall mean a Mortgage Loan which only requires payments of interest for a period of time and is originated in accordance with a Seller’s Underwriting Guidelines.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan with a principal balance greater than $750,000 and not more than $1,200,000 that (i) except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency and (ii) that either (a) is intended to be sold or securitized by a Seller or (b) is subject to Takeout Commitment.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“Law” shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LIBOR Period” shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Sellers and set forth in the related Confirmation.

“LIBOR Period Commencement Date” shall mean (a) with respect to the initial LIBOR Period with respect to a Transaction, the Purchase Date, and (b) with respect to each succeeding LIBOR Period with respect to a Transaction, the Payment Date, or if the LIBOR Period is other than one month, the last day of the immediately preceding LIBOR Period.

“LIBOR Rate” shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a on Bloomberg), as of 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the Sellers and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property (taken as a whole), business, operations, financial condition or prospects of any Seller, (b) the ability of any Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased Mortgage Loans.

“Maximum Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Minimum Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Sellers and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the applicable Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning specified in Section 7(e) hereof.

“Non-Utilization Fee” shall have the meaning set forth in the Pricing Side Letter.

“Obligations” shall mean (a) any amounts due and payable by the Sellers to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by the Sellers to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“OFAC” shall have the meaning set forth in Section 11(cc) hereof.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Overestimate Amount” shall have the meaning specified in Section 3(c)(viii).

“Payment Date” shall mean the fifteenth (15th) day of each month, or if such date is not a Business Day, the Business Day immediately preceding the fifteenth day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Permitted Contributions” shall mean a contribution of capital to (a) a wholly owned special purpose entity created for purposes of securitization transactions or (b) a wholly owned special purpose Subsidiary of a Seller the assets of which consist solely of (i) residential real estate acquired in connection with the foreclosure of a residential mortgage loan, and (ii) no more than $1,000,000 in cash contributed for the purpose of capitalizing such Subsidiary and for use by such Subsidiary in managing the real estate acquired pursuant to clause (i) hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Piggy-Back Second Lien Mortgage Loan” shall mean a second lien Mortgage Loan where the second lien on the related Mortgaged Property is incurred simultaneously with the first lien on the related Mortgaged Property.

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Side Letter” shall mean that certain Pricing Side Letter, dated as of the date hereof, between the Buyer and the Sellers, as the same may be amended from time to time.

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Prohibited Person” shall have the meaning set forth in Section 11(cc) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean each date on which Purchased Mortgage Loans are transferred by Sellers to the Buyer or its designee.

“Purchase Price” shall mean,

(a) on the Purchase Date, the Asset Value on such date; and

(b) thereafter, except where Buyer and Sellers agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Sections 5 or applied to reduce Sellers’ obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on the last day of each month (or if such date is not a Business Day, the next preceding Business Day), or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Sellers to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and whose claims paying ability is rated X:A or better by A.M. Best’s with respect to hazard and flood insurance.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Register” shall have the meaning specified in Section 21 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Event” shall mean the formation transactions, including without limitation, the merger of a wholly-owned subsidiary of ECC with and into Encore, and the initial public offering of common stock, par value $.001 per share, of ECC, in each case as further described in the registration statement on Form S-11 filed on August 13, 2004 (such registration statement, as amended as of the date hereof, together with the documents incorporated by reference therein, the “Registration Statement”) by ECC with the SEC under the Securities Act of 1933, as amended, relating to the registration of shares of common stock, as set forth in the prospectus contained in the Registration Statement.

“REO Property” shall mean real property acquired by a Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, ..27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Sellers are to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Sellers as the date that the related Mortgage Loan is to be sold pursuant to a Takeout Commitment.

“Repurchase Documents” shall mean this Repurchase Agreement, the Pricing Side Letter, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, a Servicer Notice, if any, and the Account Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Repurchased Mortgage Loan” shall mean a Mortgage Loan (a) which is repurchased by a Seller from any third party purchaser as a result of (i) a breach of representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation or (ii) an early payment default repurchase obligation, (b) where the claimed breach or early payment default is expressly identified to Buyer in writing, (c) which is subject to a Transaction hereunder for no more than 180 days and (d) which has not been foreclosed upon or converted to REO Property. In addition to the foregoing, in no event will a Mortgage Loan be subject to a Transaction hereunder as a “Repurchased Mortgage Loan” if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (b) of this definition.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean an officer of the Sellers listed on Exhibit XI hereto, as such Exhibit XI may be amended from time to time.

“Reset Date” shall mean the last day of the related LIBOR Period.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the Mortgaged Property and which is underwritten in conformity with the applicable Seller’s Underwriting Guidelines and either (i) is intended to be securitized by such Seller or (ii) is eligible for sale pursuant to a Takeout Commitment.

“Section 7 Certificate” shall have the meaning specified in Section 7(e)(ii) hereof.

“Seller” shall mean, as applicable. Encore Credit Corp., ECC Capital Corporation and Bravo Credit Corporation, or their respective successors in interest thereto.

“Servicer” shall mean Option One Mortgage Corporation, HomeEq Mortgage Servicing Corp. or any of their successors or permitted assigns or any other servicer that may hereafter be appointed by a Seller and approved by Buyer.

“Servicer Notice” shall mean the notice acknowledged by each Servicer substantially in the form of Exhibit IX hereto.

“Servicing Agreement” shall mean any servicing agreement entered into among a Seller and a Servicer, as the same may be amended from time to time.

“Settlement Account” shall have the meaning set forth in of the Custodial Agreement.

“Settlement Account Control Agreement” shall mean a Settlement Account Control Agreement entered into among the Buyer, one or more of the Sellers and the Custodian, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with its terms.

“Settlement Agent” with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Sellers otherwise at any time electronically or in writing.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” shall mean a first or second lien Mortgage Loan and which is underwritten in conformity with a Seller’s Underwriting Guidelines and either (i) will be securitized by such Seller or (ii) is eligible for sale pursuant to a Takeout Commitment.

“Takeout Commitment” shall mean a commitment of a Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to such Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer.

“Tangible Net Worth” shall mean, for any Person as of a particular date, on a consolidated basis,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall have the meaning set forth in the Pricing Side Letter.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Test Period” shall mean any period of three (3) consecutive months.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” shall mean, with respect to each Seller, the underwriting guidelines (including all matrices appended thereto) of that Seller, attached hereto as Exhibit VII, as they may be amended by Sellers from time to time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan which any Seller is selling to Buyer simultaneously with the origination thereof and for which the Mortgage Loan Documents have not been delivered to the Custodian.

“Wet-Ink Trust Receipt” shall mean a trust receipt issued by Custodian evidencing Purchased Mortgage Loans which are Wet-Ink Mortgage Loans, substantially in the form attached to the Custodial Agreement.

“Wiring Schedule” shall mean, for each Wet-Ink Mortgage Loan, a schedule setting forth the loan identification number, the loan amount to be funded by wire transfer and wiring directions for such Wet-Ink Mortgage Loan.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder with respect to each Seller is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents with respect to that Seller and in all cases, Encore, (unless otherwise expressly indicated), each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by all of the parties hereto;

(B) Pricing Side Letter. The Pricing Side Letter, duly executed by all of the parties hereto;

(C) Custodial Agreement. The Custodial Agreement, duly executed by all of the parties thereto;

(D) Account Agreement. One or more Account Agreements, duly executed by the parties thereto in form and substance acceptable to the Buyer; and

(E) Electronic Tracking Agreement. To the extent a Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by all of the parties thereto, in full force and effect, free of any modification, breach or waiver.

(F) Disbursement Agreement. A Disbursement Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer and the Sellers and the accounts and computer systems with the Disbursement Agent necessary for distributing the Purchase Price related to Wet-Ink Mortgage Loans from the Disbursement Account under the Disbursement Agreement shall have been established.

(G) Settlement Account Control Agreement. The Settlement Account Control Agreement, executed and delivered by a duly authorized officer of each of the Buyer, Sellers and Custodian.

(ii) Opinions of Counsel. An opinion or opinions of outside counsel to the relevant Seller, substantially in the form of Exhibit II.

(iii) Seller Organizational Documents. A certificate of corporate existence of the relevant Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the relevant Seller and of all corporate or other authority for such Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by that Seller from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the relevant Seller.

(vi) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), the Buyer shall enter into a Transaction with a Seller. Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii) No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by each Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv) After giving effect to the requested Transaction, (A) the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price and (B) the Purchase Price shall be no less than the Minimum Purchase Price;

(v) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vi) With respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, at or prior to 10 a.m. (New York Time) one (1) day prior to the related Purchase Date, each applicable Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report, and with respect to Transactions the subject of which are Wet-Ink Mortgage Loans, at or prior to 5 p.m. (New York Time) one (1) Business Day prior to the related Purchase Date, such Sellers shall have delivered to the Buyer (a) a Transaction Request, and (b) a report detailing the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the approximate amount of the related Purchase Price (the “Estimated Purchase Price”).

(vii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) By 3:00 p.m. (New York City time) on the related Purchase Date, the Buyer and the Disbursement Agent shall have received (a) the final Mortgage Loan Schedule, including, without limitation, a schedule setting forth the mortgage loan identification number, the Mortgagor name and the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by Buyer on such Purchase Date, (b) an updated report setting forth the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the amount of the related Purchase Price (the “Actual Purchase Price”) and (c) a Wiring Schedule; and

(B) By 3:00 p.m. (New York City time) on the related Purchase Date, the Buyer shall have received a Wet-Ink Trust Receipt for each Wet-Ink Mortgage Loan with the related Mortgage Loan Schedule attached thereto; and

(viii) The Sellers shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer;

(ix) The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 27 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Sellers pursuant to any Transaction hereunder;

(x) The following shall not have occurred and/or be continuing: an event or events that in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(xi) Each Transaction Request delivered by a Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (x) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c) Initiation; Confirmation.

(i) The Sellers shall deliver with respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, a Transaction Request to the Buyer on or prior to 10:00 a.m. on the date one (1) Business Day prior to entering into any Transaction. With respect to each Wet-Ink Mortgage Loan, the Sellers shall deliver a Transaction Request to the Buyer on or prior to 5 p.m. on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Sellers promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

(ii) The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

(iii) Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Sellers no more than two (2) Business Days after the date the Confirmation was received by the Sellers or unless a corrected Confirmation is sent by Buyer. An objection sent by Sellers must state specifically that writing which is an objection, must specify the provision(s) being objected to by the Sellers, must set forth such provision(s) in the manner that the Sellers believe they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Sellers.

(iv) Subject to the terms and conditions of this Repurchase Agreement, during such period the Sellers may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vi) With respect to each Wet-Ink Mortgage Loan, by no later than 3:00 p.m. (New York Time) on the seventh Business Day following the applicable Purchase Date, Sellers shall deliver the Mortgage File to the Custodian.

(vii) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Sellers by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(viii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) The conditions set forth in subsection (b)(vii) of this Section shall have been satisfied.

(B) Notwithstanding the foregoing, the full amount of the Actual Purchase Price shall be deemed to have been made on the Purchase Date for all purposes hereunder.

(C) Upon receipt of the final Wiring Schedule with respect to any Purchase Date, the Buyer shall determine the amount, if any, by which the Estimated Purchase Price deposited in the Disbursement Account exceeds the Actual Purchase Price (such amount, the “Overestimate Amount”). The Buyer shall cause the Disbursement Agent to promptly wire such Overestimate Amount directly to the Buyer as a prepayment of the Transaction made on such Purchase Date.

(d) Repurchase

(i) The Sellers may repurchase Purchased Mortgage Loans without penalty or premium, subject to the last sentence of this Section 3(d)(i), on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Sellers intend to make such a repurchase, the Sellers shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans. If any Purchased Mortgage Loan is repurchased on any date other than the Reset Date for such Transaction, the Sellers shall pay to the Buyer any amount required to compensate such Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Buyer to fund or maintain such Transaction.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to a Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Sellers pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. The Sellers are obligated to obtain the Mortgage Files from Buyer or Custodian at the Sellers’ expense on the Repurchase Date.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Market Value of the Purchased Mortgage Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Sellers (as such notice is more particularly set forth below, a “Margin Call”), require Sellers to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Buyer delivers a Margin Call to the Sellers on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to a Sellers after 9:30 a.m. (New York City time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash (including Income paid as provided in Section 5 below) transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5. INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, other than for tax purposes, as described in Section 7(h), Sellers shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Sellers to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 3:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) The Sellers shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Mortgage Loans. All Income shall be held in trust for Buyer, shall constitute the property of Buyer. With respect to each Payment Date, the Sellers shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential; and

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit.

(c) After the occurrence of a Default or an Event of Default, the Sellers shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Account Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Sellers or any Affiliate of any Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(d) To the extent that the Buyer receives any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(e) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(f) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to this Section, excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6. REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other material condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Sellers of the event by reason of which it has become so entitled provided that Buyer shall not be entitled to claim any amounts with respect to any period more than one hundred eighty days prior to the date when Buyer notified Sellers of such claim. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error. Within 30 days following the receipt of any such notice, the Sellers may notify the Buyer of the Sellers’ election to cease entering into further Transactions, and upon repayment in full of all outstanding Obligations and termination of the Repurchase Agreement any further Non-Utilization Fee will be waived.

SECTION 7. TAXES.

(a) Any and all payments by the Sellers under or in respect of this Repurchase Agreement or any other Repurchase Documents to which the Sellers are a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to the Buyer, (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Sellers hereby agree to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Repurchase Document (collectively, “Other Taxes”).

(c) Sellers hereby agree to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Sellers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Sellers under the indemnity set forth in this Section 7(c) shall be paid within 10 days from the date on which Buyer makes written demand therefor. If Buyer receives a tax refund that is solely attributable to any Taxes as to which Buyer has been indemnified under this Section 7(c), Buyer will pay to Seller (net of all out of pocket expenses) the amount that, in Buyer’s sole discretion, is solely attributable to such Taxes.

(d) Within 30 days after the date of any payment of Taxes, Sellers (or any Person making such payment on behalf of Sellers) shall furnish to Buyer for its own account or for the account of the applicable Buyer, as the case may be, a certified copy of the original official receipt evidencing payment thereof or, if such receipts are not obtainable, other evidence of such payments by the applicable Seller reasonably satisfactory to the Buyer. For purposes of this subsection (f) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt

Buyer”) shall deliver or cause to be delivered to Sellers the following properly completed and duly executed documents:

(i) a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit XII (a “Section 7 Certificate”) or (y) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (y) if such Non-Exempt Buyer is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were Buyer; or

(iv) in the case of a Non-Exempt Buyer that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

(v) in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, a (x) a complete and executed Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (y)(i) a Section 7 Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (5) are otherwise determined to be unnecessary, all such determinations under this clause (5) to be made in the sole discretion of Sellers, provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable.

If the forms referred to above in this Section 7(e) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date of the Buyer Assignment and Acceptance pursuant to which a Buyer assignee becomes a party to this Repurchase Agreement, Buyer assignor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer assignor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the applicable lending office of such Buyer shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made at the request of the Sellers for Buyer to change its applicable lending office.

(f) For any period with respect to which Buyer has failed to provide Sellers with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided (ii) if such form, certificate or other document otherwise is not required under subsection (f) of this Section 7 or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Sellers shall take such steps as such Buyer shall reasonably request to assist such Buyer in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by the Sellers for federal income tax purposes in the absence of an Event of Default by the Sellers and the exercise of remedies by the Buyer. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 8. SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by the Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a security interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and such Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of such Seller in escrow accounts), payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between the Sellers or their Affiliates on the one hand and the Buyer or the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

The Sellers hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate in order to perfect the security interest hereby granted. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: MLBUSA Account No. 62030, for the account of MLBUSA Matchbook, Bankers Trust, ABA No. 124-084-669, cOpER id: 154787016, not later than 4:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the Sellers): Account No. 023-821958, for the account of Encore Credit Corp., City National Bank, ABA No. 122016066. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, the Sellers hereby sell, transfer, convey and assign to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Sellers in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Sellers shall deliver or cause to be delivered and released to Buyer or Custodian the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Sellers.

SECTION 11. REPRESENTATIONS

(1) Each Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans purchased by the Buyer from a Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. Each Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. The Sellers have heretofore furnished to the Buyer a copy of their (a) consolidated balance sheet and the consolidated balance sheets of their consolidated Subsidiaries for the fiscal year ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Sellers and their consolidated Subsidiaries for such fiscal year, as well as an interim audited consolidated balance sheet and consolidated statements of income and retained earnings and of cash flows as of September 30, 2004, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Grant Thornton LLP and (b) consolidated balance sheet and the consolidated balance sheets of its respective consolidated Subsidiaries for the quarterly fiscal period(s) of the Sellers ended March 31, 2004, June 30, 2004 and September 30,

2004 and the related consolidated statements of income and retained earnings and of cash flows for such Seller and their consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and their consolidated Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of the Sellers and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor are the Sellers aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. No Seller has, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of any Seller except as heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. Encore is a corporation duly organized, validly existing and in good standing under the laws of the State of California. ECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Bravo is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its respective assets and carry on its respective business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by each Seller of its obligations under, the Repurchase Documents to which they are a party (a) are within each Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which each Seller or any of its respective Subsidiaries are a party, or by which any of them or any of their properties, any of the Repurchase Assets are bound or to which any of them are subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of any Seller or any of their respective Subsidiaries pursuant to, any such indenture, agreement, document or instrument. No Seller is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Sellers before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $2 million, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i) No Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, each Seller’s chief executive office is, and has been, located at 1833 Alton Parkway, Irvine, California 92606.

(i) Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets is their chief executive office.

(j) Filing and Payment of Taxes. Each Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Sellers in connection herewith are legal, valid and binding obligations of the Sellers and are enforceable against the Sellers in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform. No Seller believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

(m) Material Adverse Effect. Since September 30, 2004, there has been no development or event nor, to any Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

(p) Adverse Selection. No Seller has selected the Purchased Mortgage Loans from among its loans meeting the criteria for inclusion hereunder in a manner so as to adversely affect Buyer’s interests (it being understood that Sellers’ loans generally are of non-prime quality).

(q) Tangible Net Worth. On the initial Purchase Date, the consolidated Tangible Net Worth of the Sellers is not less than $40 million.

(r) Indebtedness. No Seller has any Indebtedness, except as disclosed on Schedule 2 to this Repurchase Agreement and as thereafter disclosed in writing to Buyer.

(s) Filing Jurisdictions. There are no UCC filing jurisdictions other than those listed on Exhibit III to this Repurchase Agreement.

(t) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of any Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(u) Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(v) Investment Company. No Seller nor any of its respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the respective assets of each Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Seller in accordance with GAAP) of such Seller and such Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Sellers do not intend to incur, nor do they believe that they have incurred, debts beyond their ability to pay such debts as they mature. The Sellers are not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of themselves or any of their property.

(x) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by any Seller to be incurred by any Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan of any Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither any Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Sellers, each of their Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Sellers nor any of their respective Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Sellers nor any of their respective Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to any Seller, any of its respective Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(y) Agency Approvals. Each Seller is or, in the case of ECC, will, prior to consummation of any Transaction be, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, such Seller is in good standing, with no event having occurred or such Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the consummation of the related Takeout Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make such Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the Department of Housing and Urban Development, FHA or VA.

(z) Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Sellers to Buyer is complete, true and correct in all material respects, and Sellers acknowledge that Buyer has not verified the accuracy of such information or data.

(aa) No Reliance. The Sellers have made their own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Sellers are not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(bb) Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in such Seller’s hands.

(cc) No Prohibited Persons. No Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to any Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(dd) Real Estate Investment Trust. On and after the REIT Event, ECC has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code, which would cause ECC to be subject to a tax equal to 100% of the net income derived from such prohibited transaction in excess of $2,000,000. Commencing with its taxable year ending December 31, 2005, ECC will be entitled to a dividends paid deduction, as described in Section 857(b)(2)B) of the Code, with respect to applicable dividends paid or deemed paid by it with respect to each tax year for which it claims such a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service.

SECTION 12. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, each Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. Each Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law;

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v) Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 27 hereof.

(b) Taxes.

Each Seller and its respective Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c) Notice of Proceedings or Adverse Change. Each Seller shall give notice to the Buyer immediately after a Responsible Officer of any Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default or Termination Event;

(ii) any (a) default or event of default under any Indebtedness of the Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Sellers in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to any Seller;

(iii) any litigation or proceeding that is pending or threatened against (a) any Seller in which the amount involved exceeds $2 million and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a change in the insurance coverage of any Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of any Seller;

(C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect.

(d) Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within ninety (90) days after the close of each fiscal year, consolidated Financial Statements of the Sellers, including a statement of income and changes in shareholders’ equity of the Sellers for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within sixty (60) days after the close of the Sellers’ first three fiscal quarters in each fiscal year consolidated unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) Within thirty (30) days after the end of each calendar month, the consolidated unaudited balance sheets of the Sellers as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Sellers for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit VIII hereto and certified by an executive officer of the Sellers;

(v) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the applicable Seller, within 5 Business Days of their filing with the SEC; provided, that, such Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by such Seller or its Affiliates, no later than 90 days after the end of the year; and

(vi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of any Seller as the Buyer may reasonably request.

(e) Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 11(h) or change its jurisdiction of organization from the jurisdiction referred to in Section 11(d) unless it shall have provided Buyer 30 days’ prior written notice of such change.

(f) Visitation and Inspection Rights. Subject to the provisions of Section 27, the Sellers shall permit the Buyer to inspect, and to discuss with the Sellers’ officers, agents and auditors, the affairs, finances, and accounts of the Sellers, the Repurchase Assets, and the Sellers’ books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Sellers to discuss with its officers, its affairs, finances, and accounts.

(g) Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Buyer for all direct out-of-pocket expenses incurred by the Buyer on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Buyer for all direct out-of-pocket expenses incurred in connection with this Repurchase Agreement as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

(h) Further Assurances. The Sellers shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers are responsible to occur under any Repurchase Assets or any Repurchase Document and the Sellers shall fully perform or cause to be performed when due all of their obligations under any Repurchase Assets or the Repurchase Documents.

(i) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Sellers or any of their Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Sellers are and will be true and complete in all material respects in the context of all other documents so provided (other than the Mortgage Loan level information which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans) and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements delivered by the Sellers to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, in the case of SEC filings, the appropriate SEC accounting requirements.

(j) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Sellers or any ERISA Affiliate thereof or any combination of such entities in excess of $2 million the Sellers shall give the Buyer a written notice specifying the nature thereof, what action the Sellers or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Sellers shall furnish to the Buyer copies of (i) all notices received by the Sellers or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Sellers or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $2 million; and (iii) all funding waiver requests filed by the Sellers or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $2 million, and all communications received by the Sellers or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k) Financial Condition Covenants.

(i) Maintenance of Tangible Net Worth. (A) Prior to the occurrence of the REIT Event, the Sellers, on a consolidated basis shall maintain a Tangible Net Worth of not less than $40 million, (B) on and after the occurrence of the REIT Event, Encore shall maintain a Tangible Net Worth of not less than $25 million and (C) on and after the occurrence of the REIT Event, the Sellers shall maintain a Tangible Net Worth on a consolidated basis at the end of any calendar quarter of not less than 80% of their Tangible Net Worth on a consolidated basis at the beginning of the preceding calendar quarter. For example, Sellers shall maintain a Tangible Net Worth on a consolidated basis on June 30 of not less than 80% of their Tangible Net Worth on a consolidated basis on January 1st. ;

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. (A) Prior to the occurrence of the REIT Event, the Sellers, on a consolidated basis shall maintain the ratio of Indebtedness to Tangible Net Worth no greater than 20:1 and (B) on and after the occurrence of the REIT Event, the Sellers, on a consolidated basis shall maintain the ratio of Indebtedness to Tangible Net Worth no greater than 15:1.

(iii) Maintenance of Liquidity. (A) Prior to the occurrence of the REIT Event, the Sellers, on a consolidated basis, shall ensure that, as of the end of each calendar month, they have Cash Equivalents in an amount not less than $10 million and (B) on and after the occurrence of the REIT Event, the Sellers, on a consolidated basis, shall ensure that, as of the end of each calendar month, they have Cash Equivalents in an amount equal to 5% of the funds raised from the IPO.

(l) Hedging. The Sellers shall enter into Interest Rate Protection Agreements if and to the extent the same are in accordance with the Sellers’ written policies. The Sellers shall deliver to the Buyer their written policy with respect to Interest Rate Protection Agreements no later than February 28, 2005.

(m) No Adverse Selection. The Sellers shall not intentionally select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer (it being understood that Sellers’ mortgage loans are non-prime).

(n) Mortgage Loan Schedule. On the fifteenth (15th) day of each calendar month (or if such date is not a Business Day, the next preceding Business Day), or with such greater frequency as requested by Buyer, the Sellers shall or shall cause the Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Mortgage Loan Schedule. The Sellers shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Sellers with the execution of this Repurchase Agreement.

(o) Insurance. The Sellers shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $1,000,000. The Sellers shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

(p) Books and Records. Each Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(q) Security Interest. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers are responsible to occur under any Repurchase Assets or any Repurchase Documents and the Sellers shall fully perform or cause to be performed when due all of their obligations under any Repurchase Assets or the Repurchase Documents.

(r) Illegal Activities. No Seller shall engage in any conduct or activity that could subject its assets to forfeiture or seizure by a Governmental Authority.

(s) Material Change in Business. No Seller shall make any material change in the nature of its business as carried on at the date hereof; provided, that in no event shall the REIT Event be deemed such a material change.

(t) Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default, no Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in obligations of such Seller or any of such Seller’s consolidated Subsidiaries.

(u) Reserved.

(v) Transactions with Affiliates. Except for Permitted Contributions, no Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(w) ERISA Matters.

(i) No Seller shall permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of such Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $2 million.

(ii) No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) no Seller shall use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(x) Consolidations, Mergers and Sales of Assets. No Seller shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that any Seller may merge or consolidate with another Person if a Seller is the Person surviving such merger; and provided further that in no event shall the REIT Event be prohibited by this subsection.

(y) Mortgage Loan Reports. Each Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(z) Guarantees. No Seller shall create, incur, assume or suffer to exist any Guarantees, except (i) to the extent the Guarantee or underlying obligation Guaranteed is reflected (or will be reflected when such Seller next issues financial statements) in such Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of such Seller do not exceed (a) prior to the occurrence of the REIT Event, $10 million, and (b) on and after the occurrence of the REIT Event, (b) $25 million.

(aa) Takeout Payments. With respect to each Mortgage Loan subject to a Takeout Commitment, the Sellers shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer at the account set forth in Section 9 hereof, or to an account approved by the Buyer in writing prior to such payment.

(bb) Underwriting Guidelines. Without the prior written consent of Buyer, the Sellers shall not amend or otherwise modify the Underwriting Guidelines with respect to any Mortgage Loans that are Purchased Mortgage Loans. Without limiting the foregoing, in the event that the Sellers make any amendment or modification to the Underwriting Guidelines, the Sellers shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(cc) Opinion of Counsel. On or prior to the earlier of the initial Transaction by ECC or the REIT Event, ECC shall satisfy all conditions precedent to the initial Transaction set forth in Section 3(a) hereof.

SECTION 13. EVENTS OF DEFAULT

Section 13.01 Events of Default. If any of the following events (each an “Event of Default”) occur, the Sellers and Buyer shall have the rights set forth in Section 14, as applicable:

(a) any Seller shall default in the payment of (i) any Repurchase Price, Price Differential, or Margin Deficit, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, or (ii) Expenses, or any other Obligation or any other amount payable by it hereunder or under any other Repurchase Document (and such failure to pay pursuant to this clause (ii) shall continue for more than 2 Business Days following written demand therefor); or

(b) the failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Sections 12(a)(i), (i), (k), (m), (r), (s), (t), (v), (w), (x), (z) or (aa); or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Mortgage Loans furnished in writing by on behalf of any Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) such Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d) any Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 5 Business Days; or

(e) a judgment or judgments for the payment of money in excess of $2 million in the aggregate shall be rendered against any Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and such Seller or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by any Seller or its respective Affiliates under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of any Seller or any respective Affiliate, as applicable, to which the Buyer or any Affiliate is a party or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of any Seller or any respective Affiliate, as applicable; or

(g) an Event of Insolvency shall have occurred with respect to any Seller; or

(h) for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority on a material portion of the Repurchase Assets, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted on a material portion of the Repurchase Assets, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) any Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) any material adverse change in the Property (taken as a whole), business, prospects, financial condition or operations of any Seller shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of such Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

(k) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of any Seller, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of any Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of any Seller shall terminate for purposes of Title IV of ERISA, (v) any Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan of any Seller; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) any Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of a Seller as a “going concern” or a reference of similar import.

(m) on and after the occurrence of the REIT Event, the failure of ECC to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to the Sellers with respect thereto:

(i) At the close of each taxable year, at least 75 percent of ECC’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(ii) At the close of each taxable year, at least 95 percent of ECC’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest and (iv) dividends.

(iii) At the close of each quarter of ECC’s taxable years, at least 75 percent of the value of ECC’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of ECC’s operations, but not including receivables purchased from another person), and Government Securities; unless (a) the test described in this paragraph (3) has been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (b) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (c) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (d) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (e) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction. For purposes of the certifications in Sections 13(m)(iii) and (iv): (i) ECC’s assets will include (x) the assets owned by any qualified REIT subsidiaries within the meaning of Section 856(i) of the Code (“Qualified REIT Subsidiaries”) and any other disregarded entities for U.S. federal income tax purposes in which ECC owns an interest; and (y) ECC’s allocable share (based on ECC’s proportionate capital interest) of the assets owned by any entity treated as a partnership for U.S. federal income tax purposes (a “Partnership”) in which ECC owns an interest; and (ii) ECC’s direct or indirect ownership of the stock of any Qualified REIT Subsidiaries and the equity interests in any disregarded entities or Partnerships shall be disregarded, provided, however, for purposes of the 10% asset test described in 4(ii)(y) below, ECC’s interest in the assets of a Partnership shall be determined in accordance with Section 856(m)(3) of the Code.

(iv) At the close of each quarter of each of ECC’s taxable years, (a) not more than 25 percent of the value of ECC’s total assets will be represented by securities (other than those described in paragraph 3), (b) not more than 20 percent of the value of ECC’s total assets will be represented by securities of one or more taxable REIT subsidiaries within the meaning of Section 856(i) of the CoDe (“Taxable REIT Subsidiaries”), and (c) (i) not more than 5 percent of the value of ECC’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries), and (ii) (x) ECC will not hold securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries, and (y) ECC will not hold securities having a value of more than 10 percent of total value of the outstanding securities of any one issuer (other than Government Securities, securities of Taxable REIT Subsidiaries, and securities described in Section 856(m)(1) of the Code); unless (d) the tests described in this subsection (iv) have been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (e) any of the tests described in this subsection (iv) are not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (f) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (g) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (h) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.

Section 13.02 Termination Event. (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i) the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

(ii) A Change in Control of any Seller shall have occurred.

(iii) any change or development involving a prospective change in taxation or other applicable law or regulation or interpretation thereof in the United States materially and adversely affecting the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; the imposition of exchange controls by the United States, that directly affects the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; or the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, and makes it, in the sole judgment of Buyer, inadvisable or impracticable to enter into Transactions with the Mortgage Loans; or

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder within five (5) Business Days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14. REMEDIES

(a) If an Event of Default occurs with respect to any Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of any Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Event of Insolvency of the Sellers) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers.

(iii) Upon the occurrence of one or more Events of Default, until and unless the Obligations are paid in full, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the actual out-of-pocket costs and expenses incurred by the Buyer in connection with such Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Sellers to the Buyer or its Affiliates.

(v) The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Sellers (except to the extent notice is a component of the relevant Event of Default). All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Sellers agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) If any proceeding shall be instituted involving any Person in which indemnification may be sought under this Section, the Indemnified Party shall promptly notify the Sellers in writing and the Sellers, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Sellers may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless representation of both the Sellers and such Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them. The Sellers may at any time upon written notice to the Indemnified Party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the Indemnified Party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless they shall fail to assume the defense of any proceeding the Sellers shall not be liable for any settlement of any proceeding effected without their written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Sellers agree to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. If the Sellers assume the defense of any proceeding, the Sellers shall be entitled to settle such proceeding with the consent of the Indemnified Party or, if such settlement provides for release of the Indemnified Party in connection with all matters relating to the proceeding which have been asserted against the Indemnified Party in such proceeding by the other parties to such settlement, without the consent of the Indemnified Party. The Sellers will not permit any such settlement to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent.

(c) The Sellers agree to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 27 hereof.

(d) The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of each Seller.

(e) Each Seller shall be jointly and severally liable for the full, complete an punctual performance and satisfaction of all obligations of any Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against any Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against any Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

SECTION 16. SERVICING

(a) The Sellers, on Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Purchased Mortgage Loan with the then existing servicer in accordance with Section 16(e) hereof.

(b) The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Sellers shall cause the Servicer to deposit all collections received by the Sellers on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) The Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e) Upon the occurrence of a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f) If the Sellers should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Sellers’ obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

SECTION 17. SINGLE AGREEMENT

Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers or any Affiliate thereof. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given electronically via email or personally delivered or mailed, upon receipt, in each case given or addressed as aforesaid.

SECTION 20. ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21. NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may (with the consent of the Sellers which consent shall not be unreasonably withheld, and provided, that upon the occurrence and continuation of an Event of Default, or in connection with an assignment by the Buyer to an Affiliate of the Buyer, no such Seller consent shall be required) from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment and recordation of such assignment in the Register, as described below, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

Subject to acceptance and recording thereof pursuant to the following paragraph of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Repurchase Agreement. Any assignment or transfer by Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 21 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with the following paragraph of this Section.

The Sellers shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyers (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Sellers, or maintain as agent of Sellers, the information described in this paragraph and permit Sellers to review such information as reasonably needed for Sellers to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents, except as provided in Section 7.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their respective Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers or any of their respective Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 24. SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER AND THE SELLERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25. NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26. NETTING

If the Buyer and any Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 27. DUE DILIGENCE

The Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Sellers, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $25,000 per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Sellers without regard to the dollar limitation set forth herein.

SECTION 28. NON-UTILIZATION FEE

No later than the Payment Date following the end of each calendar quarter and on the Termination Date, Sellers shall pay in immediately available funds to Buyer the Non-Utilization Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

SECTION 29. COMMITMENT FEE

The Sellers shall pay to Buyer in immediately available funds, the Commitment Fee due and owing on the date hereof, 50% of which Sellers shall pay on the date hereof, and 50% of which Sellers shall pay six months from the date hereof. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

In the event that an event set forth in Section 3(b)(viii) occurs, the Buyer shall refund to the Sellers an amount equal to the Commitment Fee prorated for the number of days remaining prior to the Termination Date.

SECTION 30. BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, such Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and such Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

(b) Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) Each Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 31. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. The Sellers hereby acknowledge that:

(i) each has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to the Sellers; and

(iii) no joint venture exists between the Buyer and the Sellers.

(d) Repurchase Documents Mutually Drafted. The Sellers and the Buyer agree that this Repurchase Agreement and each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 32. CONFIDENTIALITY

The Buyer and the Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions to the taxpayer and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

SECTION 33. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 34. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 35. CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

SECTION 36. AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 37. ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

MERRILL LYNCH BANK USA

By:	/s/ John Winchester
Name:	John Winchester
Title:	Vice President

Address for Notices:

4 World Financial Center
10th Floor
New York, New York 10080

Attention: James B. Cason
Telecopier No.: (212) 449-3673
Telephone No.: (212) 449-1219
Email: jcason@exchange.ml.com

SELLER:

ENCORE CREDIT CORP.

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

Address for Notices:

1833 Alton Parkway
Irvine, California 92606

Attention: William E. Moffatt
Telecopier No.:(949) 221-9816
Telephone No:(949) 856-7698
Email: bmoffatt@encorecredit.com

SELLER:

ECC CAPITAL CORPORATION

By:	/s/ John Kontoulis
Name:	John Kontoulis
Title:	EVP

Address for Notices:

1833 Alton Parkway
Irvine, California 92606

Attention: William E. Moffatt
Telecopier No.:(949) 221-9816
Telephone No:(949) 856-7698
Email: bmoffatt@encorecredit.com

SELLER:

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

Address for Notices:

1833 Alton Parkway
Irvine, California 92606

Attention: William E. Moffatt
Telecopier No.:(949) 221-9816
Telephone No:(949) 856-7698
Email: bmoffatt@encorecredit.com